EXHIBIT INDEX


(d)(1) Investment Management Services Agreement dated Dec. 1, 2002 between Growth and Income Trust, on behalf of Balanced Portfolio, Equity Portfolio, Equity Income Portfolio and Total Return Portfolio, and American Express Financial Corporation.

(q)(1) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 8, 2003.